SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No.__)*


                             QuickLogic Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    74837P108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]   Rule 13d-1(b)

     [ ]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 18 Pages

------------------------                                ------------------------
CUSIP NO.                             13 G                 Page 2 of 18 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     U.S. Venture Partners IV, L.P. ("USVP IV")
     Tax ID Number:    94-3193188
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                 (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------

           NUMBER OF
             SHARES                     5    SOLE VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                       372,937    shares,    except   that
            REPORTING                        Presidio  Management Group IV, L.P.
            PERSON                           ("PMG IV"), the general  partner of
             WITH                            USVP IV, may be deemed to have sole
                                             voting  power with  respect to such
                                             shares, and Bowes, Federman, Krausz
                                             and Young,  the general partners of
                                             PMG  IV,  may  be  deemed  to  have
                                             shared voting power with respect to
                                             such shares.
                                        ----------------------------------------
                                         6   SHARED VOTING POWER

                                             See response to row 5.
                                        ----------------------------------------
                                         7   SOLE DISPOSITIVE POWER

                                             372,937    shares,    except   that
                                             Presidio  Management Group IV, L.P.
                                             ("PMG IV"), the general  partner of
                                             USVP IV, may be deemed to have sole
                                             dispositive  power with  respect to
                                             such shares,  and Bowes,  Federman,
                                             Krausz  and  Young,   the   general
                                             partners  of PMG IV,  may be deemed
                                             to have  shared  dispositive  power
                                             with respect to such shares.
                                        ----------------------------------------
                                         8   SHARED DISPOSITIVE POWER

                                             See response to row 7
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      372,937

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       2.1%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                                           PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO.                             13 G                 Page 3 of 18 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Second Ventures II, L.P. ("SV II")
     Tax ID Number:    94-3200353
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                 (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
           NUMBER OF
             SHARES                     5    SOLE VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                       45,270 shares, except that Presidio
            REPORTING                        Management  Group  IV,  L.P.  ("PMG
            PERSON                           IV"), the general partner of SV II,
             WITH                            may be deemed  to have sole  voting
                                             power with  respect to such shares,
                                             and  Bowes,  Federman,  Krausz  and
                                             Young,  the general partners of PMG
                                             IV,  may be deemed  to have  shared
                                             voting  power with  respect to such
                                             shares.
                                        ----------------------------------------
                                         6   SHARED VOTING POWER

                                             See response to row 5.
                                        ----------------------------------------
                                         7   SOLE DISPOSITIVE POWER

                                             45,270 shares, except that Presidio
                                             Management  Group  IV,  L.P.  ("PMG
                                             IV"), the general partner of SV II,
                                             may  be   deemed   to   have   sole
                                             dispositive  power with  respect to
                                             such shares,  and Bowes,  Federman,
                                             Krausz  and  Young,   the   general
                                             partners  of PMG IV,  may be deemed
                                             to have  shared  dispositive  power
                                             with respect to such shares.
                                        ----------------------------------------
                                         8   SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      45,270

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*
                                                           [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0.3%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO.                             13 G                 Page 4 of 18 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     USVP Entrepreneur Partners II, L.P. ("UEP II")
     Tax ID Number:    94-3203198
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                 (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
           NUMBER OF
             SHARES                     5    SOLE VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                       12,934  shares,   except  that  the
            REPORTING                        Presidio  Management Group IV, L.P.
            PERSON                           ("PMG IV"), the general  partner of
             WITH                            UEP II,  may be deemed to have sole
                                             voting  power with  respect to such
                                             shares, and Bowes, Federman, Krausz
                                             and Young,  the general partners of
                                             PMG  IV,  may  be  deemed  to  have
                                             shared voting power with respect to
                                             such shares.
                                        ----------------------------------------
                                         6   SHARED VOTING POWER

                                             See response to row 5.
                                        ----------------------------------------
                                         7   SOLE DISPOSITIVE POWER

                                             12,934  shares,   except  that  the
                                             Presidio  Management Group IV, L.P.
                                             ("PMG IV"), the general  partner of
                                             UEP II,  may be deemed to have sole
                                             dispositive  power with  respect to
                                             such shares,  and Bowes,  Federman,
                                             Krausz  and  Young,   the   general
                                             partners  of PMG IV,  may be deemed
                                             to have  shared  dispositive  power
                                             with respect to such shares.
                                        ----------------------------------------
                                         8   SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                      12,934

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       0.1%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO.                             13 G                 Page 5 of 18 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Presidio Management Group IV, L.P. ("PMG IV")
     Tax ID Number:    94-3193187
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                 (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
           NUMBER OF
             SHARES                     5    SOLE VOTING POWER
          BENEFICIALLY
         OWNED BY EACH                       431,141  shares,  of which  372,937
            REPORTING                        are shares  directly  owned by USVP
            PERSON                           IV,  45,270  are  shares   directly
             WITH                            owned  by  SV  II  and  12,934  are
                                             shares  directly  owned  by UEP II.
                                             PMG IV is the  general  partner  of
                                             USVP IV, SV II and UEP II,  and may
                                             be deemed to have sole voting power
                                             with respect to such shares.
                                        ----------------------------------------
                                         6   SHARED VOTING POWER

                                             See response to row 5.
                                        ----------------------------------------
                                         7   SOLE DISPOSITIVE POWER

                                             431,141  shares,  of which  372,937
                                             are shares  directly  owned by USVP
                                             IV,  45,270  are  shares   directly
                                             owned  by  SV  II  and  12,934  are
                                             shares  directly  owned  by UEP II.
                                             PMG IV is the  general  partner  of
                                             USVP IV, SV II and UEP II,  and may
                                             be deemed to have sole  dispositive
                                             power with respect to such shares.
                                        ----------------------------------------
                                         8   SHARED DISPOSITIVE POWER

                                             See response to row 7.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                     431,141

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       2.4%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO.                             13 G                 Page 6 of 18 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     William K. Bowes, Jr. ("Bowes")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                 (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF
              SHARES                    5    SOLE VOTING POWER
           BENEFICIALLY
           OWNED BY EACH                     0 shares.
             REPORTING
              PERSON
               WITH
                                        ----------------------------------------
                                         6   SHARED VOTING POWER

                                             431,141  shares,  of which  372,937
                                             are shares  directly  owned by USVP
                                             IV,  45,270  are  shares   directly
                                             owned  by  SV  II  and  12,934  are
                                             shares  directly  owned  by UEP II.
                                             Bowes is a general  partner  of PMG
                                             IV, the general partner of USVP IV,
                                             SV II and UEP II, and may be deemed
                                             to have  shared  voting  power with
                                             respect to such shares.
                                        ----------------------------------------
                                         7   SOLE DISPOSITIVE POWER

                                             0 shares.
                                        ----------------------------------------

                                         8   SHARED DISPOSITIVE POWER

                                             431,141  shares,  of which  372,937
                                             are shares  directly  owned by USVP
                                             IV,  45,270  are  shares   directly
                                             owned  by  SV  II  and  12,934  are
                                             shares  directly  owned  by UEP II.
                                             Bowes is a general  partner  of PMG
                                             IV, the general partner of USVP IV,
                                             SV II and UEP II, and may be deemed
                                             to have  shared  dispositive  power
                                             with respect to such shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                     431,141

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       2.4%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO.                             13 G                 Page 7 of 18 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Irwin Federman ("Federman")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                 (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF
              SHARES                     5   SOLE VOTING POWER
           BENEFICIALLY
           OWNED BY EACH                     0 shares.
             REPORTING
              PERSON
               WITH
                                        ----------------------------------------
                                         6   SHARED VOTING POWER

                                             431,141  shares,  of which  372,937
                                             are shares  directly  owned by USVP
                                             IV,  45,270  are  shares   directly
                                             owned  by  SV  II  and  12,934  are
                                             shares  directly  owned  by UEP II.
                                             Federman  is a general  partner  of
                                             PMG IV, the general partner of USVP
                                             IV,  SV II and UEP  II,  and may be
                                             deemed to have shared  voting power
                                             with respect to such shares.
                                        ----------------------------------------
                                         7   SOLE DISPOSITIVE POWER

                                             0 shares.
                                        ----------------------------------------
                                         8   SHARED DISPOSITIVE POWER

                                             431,141  shares,  of which  372,937
                                             are shares  directly  owned by USVP
                                             IV,  45,270  are  shares   directly
                                             owned  by  SV  II  and  12,934  are
                                             shares  directly  owned  by UEP II.
                                             Federman  is a general  partner  of
                                             PMG IV, the general partner of USVP
                                             IV,  SV II and UEP  II,  and may be
                                             deemed to have  shared  dispositive
                                             power with respect to such shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                     431,141

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       2.4%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO.                             13 G                 Page 8 of 18 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Steven M. Krausz ("Krausz")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                 (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF
              SHARES                     5   SOLE VOTING POWER
           BENEFICIALLY
           OWNED BY EACH                      0 shares.
             REPORTING
              PERSON
               WITH
                                        ----------------------------------------
                                         6   SHARED VOTING POWER

                                             431,141  shares,  of which  372,937
                                             are shares  directly  owned by USVP
                                             IV,  45,270  are  shares   directly
                                             owned  by  SV  II  and  12,934  are
                                             shares  directly  owned  by UEP II.
                                             Krausz is a general  partner of PMG
                                             IV, the general partner of USVP IV,
                                             SV II and UEP II, and may be deemed
                                             to have  shared  voting  power with
                                             respect to such shares.
                                        ----------------------------------------
                                         7   SOLE DISPOSITIVE POWER

                                             0 shares.
                                        ----------------------------------------
                                         8   SHARED DISPOSITIVE POWER
                                             431,141  shares,  of which  372,937
                                             are shares  directly  owned by USVP
                                             IV,  45,270  are  shares   directly
                                             owned  by  SV  II  and  12,934  are
                                             shares  directly  owned  by UEP II.
                                             Krausz is a general  partner of PMG
                                             IV, the general partner of USVP IV,
                                             SV II and UEP II, and may be deemed
                                             to have  shared  dispositive  power
                                             with respect to such shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                     431,141

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       2.4%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                ------------------------
CUSIP NO.                             13 G                 Page 9 of 18 Pages
------------------------                                ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Philip M. Young ("Young")
     Tax ID Number:
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                 (a) [ ]  (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
--------------------------------------------------------------------------------
             NUMBER OF
              SHARES                     5   SOLE VOTING POWER
           BENEFICIALLY
           OWNED BY EACH                      0 shares.
             REPORTING
              PERSON
               WITH
                                        ----------------------------------------
                                         6   SHARED VOTING POWER

                                             431,141  shares,  of which  372,937
                                             are shares  directly  owned by USVP
                                             IV,  45,270  are  shares   directly
                                             owned  by  SV  II  and  12,934  are
                                             shares  directly  owned  by UEP II.
                                             Young is a general  partner  of PMG
                                             IV, the general partner of USVP IV,
                                             SV II and UEP II, and may be deemed
                                             to have  shared  voting  power with
                                             respect to such shares.
                                        ----------------------------------------
                                         7   SOLE DISPOSITIVE POWER

                                             0 shares.
                                        ----------------------------------------
                                         8   SHARED DISPOSITIVE POWER
                                             431,141  shares,  of which  372,937
                                             are shares  directly  owned by USVP
                                             IV,  45,270  are  shares   directly
                                             owned  by  SV  II  and  12,934  are
                                             shares  directly  owned  by UEP II.
                                             Young is a general  partner  of PMG
                                             IV, the general partner of USVP IV,
                                             SV II and UEP II, and may be deemed
                                             to have  shared  dispositive  power
                                             with respect to such shares.
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
     REPORTING PERSON                                     431,141

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                              [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9       2.4%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 10 of 18 Pages


ITEM 1(a).     NAME OF ISSUER:

               QuickLogic Corporation


ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1277 Orleans Drive
               Sunnyvale, CA  94089


ITEM 2(a).     NAME OF PERSON FILING:

               This statement is filed by U.S. Venture Partners IV, L.P. ("USVP IV"), Second Ventures II, L.P. ("SV II"), USVP Entrepreneur Partners II, L.P. ("UEP II"), Presidio Management Group IV, L.P. ("PMG IV"), William K. Bowes, Jr. ("Bowes"), Irwin Federman ("Federman"), Steven M. Krausz ("Krausz") and Philip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons".

               PMG IV is the general partner of USVP IV, SV II and UEP II, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by USVP IV, SV II and UEP II. Bowes, Federman, Krausz and Young are the general partners of PMG IV, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP IV, SV II and UEP II.


ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

               The address of the principal business office for each of the Reporting Persons is:

               U.S. Venture Partners
               2180 Sand Hill Road, Suite 300
               Menlo Park, CA  94025


ITEM 2(c)      CITIZENSHIP:

               USVP IV, UEP II and PMG IV are Delaware Limited Partnerships, SV II is a Cayman Island Limited Partnership and Bowes, Federman, Krausz and Young are United States citizens.


ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

               Common Stock


ITEM 2(e).     CUSIP NUMBER:

               74837P108


ITEM 3.        Not Applicable

                                                             Page 11 of 18 Pages


ITEM 4.        OWNERSHIP:

               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                  (a)    Amount beneficially owned:

                         See Row 9 of cover page for each Reporting Person.

                  (b)    Percent of Class:

                         See Row 11 of cover page for each Reporting Person.

                  (c)    Number of shares as to which such person has:

                            (i)    Sole power to vote or to direct the vote:

                                   See Row 5 of cover page for each Reporting Person.

                            (ii)   Shared power to vote or to direct the vote:

                                   See Row 6 of cover page for each Reporting Person.

                            (iii) Sole power to dispose or to direct the disposition of:

                                   See Row 7 of cover page for each Reporting Person.

                            (iv) Shared power to dispose or to direct the disposition of:

                                   See Row 8 of cover page for each Reporting Person.

                                                             Page 12 of 18 Pages


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Under certain circumstances set forth in the limited partnership agreements of USVP IV, SV II, UEP II and PMG IV, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7.        IDENTIFICATION   AND   CLASSIFICATION  OF  THE  SUBSIDIARY  WHICH
               ACQUIRED THE  SECURITY  BEING  REPORTED ON BY THE PARENT  HOLDING
               COMPANY:

               Not applicable.


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable


ITEM 10.       CERTIFICATION:

               Not applicable

                                                             Page 13 of 18 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 31, 2000


U.S. Venture Partners IV, L.P.                   _______________________________
By Presidio Management Group IV, L.P.            Signature
Its General Partner
                                                 Michael P. Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


Second Ventures II, L.P.                         _______________________________
By Presidio Management Group IV, L.P.            Signature
Its General Partner
                                                 Michael P. Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


U.S.V.P. Entrepreneur Partners II, L.P.          _______________________________
By Presidio Management Group IV, L.P.            Signature
Its General Partner
                                                 Michael P. Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


Presidio Management Group IV, L.P.               _______________________________
A Delaware Limited Partnership                   Signature

                                                 Michael P. Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


William K. Bowes, Jr.                            _______________________________
                                                 Michael P. Maher
                                                 Attorney-In-Fact

Irwin Federman                                   _______________________________
                                                 Michael P. Maher
                                                 Attorney-In-Fact

                                                             Page 14 of 18 Pages


Steven M. Krausz                                 _______________________________
                                                 Michael P. Maher
                                                 Attorney-In-Fact


Philip M. Young                                  _______________________________
                                                 Michael P. Maher
                                                 Attorney-In-Fact

                                                             Page 15 of 18 Pages


                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                           Numbered Pages
-------                                                           --------------
Exhibit A: Agreement of Joint Filing                                    17
Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact            19





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                                                             Page 16 of 18 Pages


                                    EXHIBIT A

                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of QuickLogic Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated: January 31, 2000


U.S. Venture Partners IV, L.P.                   _______________________________
By Presidio Management Group IV, L.P.            Signature
Its General Partner
                                                 Michael P. Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


Second Ventures II, L.P.                         _______________________________
By Presidio Management Group IV, L.P.            Signature
Its General Partner
                                                 Michael P. Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


U.S.V.P. Entrepreneur Partners II, L.P.          _______________________________
By Presidio Management Group IV, L.P.            Signature
Its General Partner
                                                 Michael P. Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


Presidio Management Group IV, L.P.               _______________________________
A Delaware Limited Partnership                   Signature

                                                 Michael P. Maher
                                                 Chief Financial Officer/
                                                 Attorney-In-Fact


William K. Bowes, Jr.                            _______________________________
                                                 Michael P. Maher
                                                 Attorney-In-Fact



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                                                             Page 17 of 18 Pages


Irwin Federman                                   _______________________________
                                                 Michael P. Maher
                                                 Attorney-In-Fact


Steven M. Krausz                                 _______________________________
                                                 Michael P. Maher
                                                 Attorney-In-Fact


Philip M. Young                                  _______________________________
                                                 Michael P. Maher
                                                 Attorney-In-Fact

                                                             Page 18 of 18 Pages


                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT

Michael P. Maher has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.